Exhibit 4.35

SENIOR MANAGEMENT SERVICES AGREEMENT

This Senior Management Service Agreement (“Agreement”) is made and entered into as of             , by and between China Southern Airlines Co., Ltd., (“Party A” or the “Company”) and             , an individual (“Party B”). Each of the Company and Party B is referred to herein as a “Party” and together as the “Parties”.

WHEREAS, the Company intends to retain Party B to provide certain services to the Company, and Party B is willing to provide such services to the Company;

WHEREAS, the Company and Party B entered into an employment contract which provided for the compensation Party B is entitled to receive;

WHEREAS, the Company and Party B agreed that the Parties shall be subject to the conditions set forth herein; and

IT IS ACCORDINGLY AGREED as follows:

1.     Services. The Company hereby retains Party B, as a member of the senior management of the Company, and Party B agrees, to provide certain management and administrative services to the Company. Party B shall provide services in accordance with the Articles of Association of the Company and applicable laws and regulations of the People’s Republic of China (the “PRC”).

2.    Duties. Party B will perform, or cause to be performed, the services hereunder in good faith and with due care, and use his best efforts to promote the business of the Company.

3.    Covenants of Party B.

3.1.	Party B agrees to comply with the code of ethics set out in the exhibit hereto.

3.2.	Party B hereby agrees not to:

(i)	embezzle funds of the Company or lend such funds to third parties;

(ii)	deposit funds of the Company in an account under his name or under the name of any other individual;

(iii)	use assets of the Company as collateral to secure the performance of obligations and liabilities of the Company’s shareholder or other individuals;

(iv)	engage in activities detrimental to the interests of the Company;

(v)	abuse power for personal gain; or

(vi)	accept bribery or other unlawful incomes.

4. Miscellaneous.

4.1. The rights, interests, obligations and duties of Party B hereunder shall not be assigned or delegated to any third party.

4.2. Neither Party shall add to, delete or amend this Agreement or any provisions herein without the written consent of both Parties.

4.3. The law of the People’s Republic of China shall govern the execution, interpretation, and performance of this Agreement as well as dispute resolution hereunder.

4.4. This Agreement shall become effective as of the date of its execution.

4.5. This Agreement shall have two counterparts, one for each of Party A and Party B.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

China Southern Airlines Co., Ltd.

By:
Name:
Title:

Party B

By:

Print name:

EXHIBIT

CODE OF ETHICS

This Code is applicable to the Company’s President, Chief Financial Officer, Chief Accountant and other members of senior management (collectively, the “Covered Officers”). Covered Officers shall consult the Company Secretary if they are uncertain about whether certain conduct or action constitutes a violation of this Code. Any Covered Officer who becomes aware of any existing or potential violation of this Code is required to notify the Company Secretary promptly. Failure to do so is itself a violation of this Code.

I.	COVERED OFFICERS SHALL ACT DILIGENTLY AND RESPONSIVELY

Each Covered Officer shall act diligently and responsively for the best interest of the Company in exercising his/her rights and in performing his/her duties.

II.	COVERED OFFICERS SHALL AVOID CONFLICTS OF INTEREST

1.	Each Covered Officer shall act honestly and with integrity, and avoid any situation in which an individual’s private interest interferes or appears to interfere with the interests of the Company;

2.	Each Covered Officer shall not take advantage of his/her position and authority in the Company to benefit himself/herself, his/her family members or any other third party.

III.	POTENTIAL BUSINESS OPPORTUNITY

1.	Each Covered Officer shall act with integrity in the best interest of the Company and shall not benefit himself/herself from the property of the Company in any form;

2.

Each Covered Officer shall not take ownership of or transfer any business opportunity to other persons that he/she obtained by means of using the Company’s properties, information or as a result of his/her position in the Company, unless such business opportunity has been first introduced to the Company and subsequently declined;

3.	Each Covered Officer shall not engage in any competition against the Company;

4.	Each Covered Officer shall not accept commissions related to his/her area of responsibility.

IV.	CONFIDENTIALITY

1.	Confidential information refers to non-public information that, if disclosed, is harmful to the Company/ and its subsidiaries or is beneficial to competitors;

2.

Each Covered Officer shall maintain confidentiality of information entrusted to them to carry out their duties and responsibilities. Unless otherwise required by law, each Covered Officer shall not disclose any confidential information that concerns the Company, its subsidiaries or other associated companies, which he/she obtains during his/her term in office;

V.	DISCLOSURE

Each Covered Officer shall abide by the Company’s principles on information disclosure control, disclosure procedures and internal control systems.

VI.	FAIR TRADE

Each Covered Officer shall:

1.	engage in fair trading activities with clients, consumers, service and product providers, competitors and employees;

2.	not benefit himself/herself at the expense of other parties through distorting, hiding, abusing privileged information, misrepresenting material facts or unfair trading.

VII.	PROTECTION AND APPROPRIATE USE OF COMPANY ASSETS

Each Covered Officer shall:

1.	protect and appropriately use the Company’s assets, and shall manage the Company’s assets with reasonable prudence, diligence and skills;

2.	ensure all of the Company’s assets be used for lawful business purposes.

VIII.	COMPLIANCE, RULES AND REGULATIONS

Each Covered Officer shall strictly adhere to the following principles:

1.	to comply with all laws and regulations (including domestic and foreign insider trading regulations) applicable to the Company;

2.	not to use the Company’s or other companies’ undisclosed information to benefit himself/herself or other parties;

3.	not to trade securities while in possession of non-public or insider information of the Company’s clients, suppliers or other companies.

IX.	OTHER OBLIGATIONS

Other obligations of the Covered Officers include:

1.	performing duties within his/her own area of responsibilities;

2.	exercising his/her decision-making authority granted by the Company prudently and independently;

3.	not causing any of his or her family members, affiliated, controlled companies, partners or subordinates to act on matters that they are not permitted to do under this Code.